EXHIBIT 4.2

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of September 24, 2015 (the “Supplemental Indenture”), is by and among SPX FLOW, Inc., a Delaware corporation, as the successor entity under the Indenture referenced below (the “Company”), SPX Flow Holdings, Inc., a Delaware corporation, SPX Flow Technology Systems, Inc., a Delaware corporation, SPX Flow US, LLC, a Delaware limited liability company, Corporate Place LLC, a Delaware limited liability company, and Delaney Holdings Co., a Delaware corporation (collectively, the “New Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee are parties as of the date hereof to that certain Indenture dated as of August 16, 2010 (as supplemented by the First Supplemental Indenture, dated January 23, 2014, the Second Supplemental Indenture, dated November 7, 2014, the Third Supplemental Indenture, dated September 22, 2015 and as further supplemented from time to time, the “Indenture”), providing for the issuance of 6.875% Senior Notes due 2017 (the “Notes”);

WHEREAS, the Company originally issued $600,000,000 aggregate principal amount of the Notes;

WHEREAS, Section 4.13 of the Indenture provides that under certain circumstances the New Guarantors shall execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”);

WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects required by Section 4.13 of the Indenture; and

WHEREAS, (1) the Company has satisfied all conditions precedent, if any, provided under the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Sections 11.03 and 11.04 of the Indenture, and (2) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 11.03 and 11.04 of the Indenture.

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

GUARANTEE OF NOTES

Section 1.1.                                 Agreement to Guarantee. Each New Guarantor hereby agrees to provide an unconditional Guarantee on the terms set forth in the Indenture including but not limited to Article 10 thereof.

ARTICLE II

MISCELLANEOUS PROVISIONS

Section 2.1.                                 Defined Terms. For all purposes of this Supplemental Indenture, except as otherwise defined or unless the context otherwise requires, terms used in capitalized form in this Supplemental Indenture and defined in the Indenture have the meanings specified in the Indenture.

Section 2.2.                                 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. In the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 2.3.                                 Governing Law. This Supplemental Indenture will be governed by, and construed in accordance with, the laws of the state of New York.

Section 2.4.                                 Successors. All agreements of the Company, the New Guarantors and the Trustee in this Supplemental Indenture, the Notes, and the Guarantee shall bind their respective successors.

Section 2.5.                                 Duplicate Originals. All parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

Section 2.6.                                 Severability. In case any one or more of the provisions in this Supplemental Indenture or in the Notes or Guarantees shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

Section 2.7.                                 Trustee Disclaimer. The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture and agrees to execute the trust created by the Indenture as hereby amended, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of the trust created by the Indenture as hereby amended, and without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company and the New Guarantors, and the Trustee makes no representation with respect to any such matters. Additionally, the Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 2.8.                                 Effectiveness. The provisions of this Supplemental Indenture shall be effective only upon execution and delivery of this instrument by the parties hereto.

Section 2.9.                                 Effect of Headings. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provision hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year written above.

SPX FLOW, INC.

By:	/s/ Stephen A. Tsoris
Name:	Stephen A. Tsoris
Title:	Vice President and Secretary

SPX FLOW HOLDINGS, INC.

By:	/s/ Stephen A. Tsoris
Name:	Stephen A. Tsoris
Title:	Vice President and Secretary

SPX FLOW TECHNOLOGY SYSTEMS, INC.

By:	/s/ Stephen A. Tsoris
Name:	Stephen A. Tsoris
Title:	Vice President and Secretary

SPX FLOW US, LLC

By:	/s/ Stephen A. Tsoris
Name:	Stephen A. Tsoris
Title:	Vice President and Secretary

[Signature Page to the Fourth Supplemental Indenture]

CORPORATE PLACE LLC

By:	/s/ Jeremy Smeltser
Name:	Jeremy Smeltser
Title:	President

DELANEY HOLDINGS CO.

By:	/s/ Jeremy Smeltser
Name:	Jeremy Smeltser
Title:	President

[Signature Page to the Fourth Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Paul Vaden
Name:	Paul Vaden
Title:	Vice President

[Signature Page to the Fourth Supplemental Indenture]